EXHIBIT 4.1

FOURTH SUPPLEMENTAL INDENTURE

THIS FOURTH SUPPLEMENTAL INDENTURE (“Fourth Supplemental Indenture”) dated as of January 27, 2023, by and between M&T Bank Corporation, a corporation organized and existing under the laws of the State of New York (the “Company”), and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”) under the Indenture, dated as of May 24, 2007, between the Company and the Trustee (as amended by the Third Supplemental Indenture, dated as of August 16, 2022, the “Original Indenture”).

RECITALS

WHEREAS, the Company and the Trustee have entered into the Original Indenture to provide for the future issuance of the Company’s senior unsecured debentures, notes or other evidence of indebtedness (herein referred to as the “Securities”), to be issued from time to time in one or more series as determined by the Company under the Original Indenture, in an unlimited aggregate principal amount;

WHEREAS, the Company has duly authorized and pursuant to the terms of the Original Indenture desires to provide for the establishment of a new series of its Securities to be known as its 5.053% Fixed Rate/Floating Rate Senior Notes due 2034 (the “Notes”);

WHEREAS, Section 9.01(g) of the Original Indenture provides that, without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee may enter into indentures supplemental to the Original Indenture to establish the form or terms of Securities of any series as permitted by Sections 2.01 and 3.01 of the Original Indenture;

WHEREAS, pursuant to Section 9.01 of the Original Indenture, the Company has requested the Trustee to join with it in the execution and delivery of this Fourth Supplemental Indenture; and

WHEREAS, all requirements necessary to make this Fourth Supplemental Indenture a valid instrument, enforceable in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been performed and fulfilled, and the execution and delivery of this Fourth Supplemental Indenture and the Notes, have been in all respects duly authorized.

NOW, THEREFORE, the Company and Trustee hereby agree that the following provisions shall amend and supplement the Original Indenture:

SECTION 1 SCOPE AND EFFECT; RULES OF CONSTRUCTION.

1.01 Applicability. This Fourth Supplemental Indenture constitutes a supplement and amendment to the Original Indenture and an integral part of the Original Indenture and shall be read together with the Original Indenture as though all the provisions thereof are contained in one instrument. Except as expressly supplemented and amended by this Fourth

Supplemental Indenture, the terms and provisions of the Original Indenture shall remain in full force and effect. The amendments to the Original Indenture pursuant to this Fourth Supplemental Indenture shall only apply to the Notes and shall not apply to any outstanding Security issued prior to the date hereof.

1.02 Rules of Construction. For all purposes of this Fourth Supplemental Indenture:

(a) capitalized terms used herein without definition shall have the meanings specified in the Original Indenture;

(b) all references herein to Sections, unless otherwise specified, refer to the corresponding Sections of this Fourth Supplemental Indenture;

(c) the terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Fourth Supplemental Indenture;

(d) in the event of a conflict with the definition of terms in the Original Indenture, the definitions in this Fourth Supplemental Indenture shall control; and

(e) references to the Indenture refer to the Original Indenture, as amended and supplemented by this Fourth Supplemental Indenture.

SECTION 2 GENERAL TERMS AND CONDITIONS OF THE NOTES.

2.01 Designation and Principal Amount. There is hereby authorized a series of Securities designated as the 5.053% Fixed Rate/Floating Rate Senior Notes due 2034. The Trustee shall authenticate and deliver the Notes for original issue on the date hereof in the aggregate principal amount of $1,000,000,000.

2.02 Maturity. The Notes shall mature and the principal thereof shall be due and payable, together with all accrued and unpaid interest thereon, on January 27, 2034 (the “Maturity Date”).

2.03 Form and Denomination. The Notes and the Trustee’s certificate of authentication for such Notes shall be substantially in the form of Exhibit A, which is hereby incorporated in and expressly made part of this Fourth Supplemental Indenture. The Notes shall be issued as fully registered global notes which shall be deposited with a custodian for the Depositary, which Depositary initially shall be DTC and registered in the name of Cede & Co, as nominee of DTC, in denominations of $2,000 or any amount in excess thereof that is an integral multiple of $1,000. Beneficial interests in such Global Securities shall be held in denominations of $2,000 or any amount in excess thereof which is an integral multiple of $1,000.

2.04 Business Day Convention. If any Fixed Rate Interest Payment Date (as defined below) on or before January 27, 2033, any redemption date or the Maturity Date falls on a day that is not a Business Day, then payment of any interest, principal or premium payable on such date will be postponed to the next succeeding Business Day, with the same force and effect as if made on the date such payment was due, and no interest or other payment will accrue as a result of such delay. If any Floating Rate Interest Payment Date after January 27, 2033, other than any Floating Rate Interest Payment Date that is a redemption date or the Maturity Date, falls on a day that is not a Business Day, then payment of any interest payable on such date will be postponed to the next succeeding Business Day, except that, if the next succeeding Business Day falls in the next calendar month, then such interest payment will be advanced to the immediately preceding day that is a Business Day and, in each case, the related Interest Periods also will be adjusted for such non-Business Days. The term “Interest Payment Date” means a Fixed Rate Interest Payment Date or a Floating Rate Interest Payment Date. The term “Interest Period” means the period from and including January 27, 2023, or from and including the most recent Interest Payment Date (whether or not such Interest Payment Date was a Business Day) for which interest has been paid or provided for with respect to the Notes to, but excluding, the next Interest Payment Date, redemption date or the Maturity Date, as the case may be.

2.05 Fixed Rate Period. During the period from, and including, January 27, 2023 to, but excluding, January 27, 2033 (the “Fixed Rate Period”), the Notes will bear interest at the rate of 5.053% per annum. Such interest will be payable semi-annually, in arrears, on January 27 and July 27 of each year, beginning on July 27, 2023 and ending on January 27, 2033 (each such date a “Fixed Rate Interest Payment Date”). During the Fixed Rate Period, interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

2.06 Floating Rate Period. During the period from, and including, January 27, 2033, to, but excluding, the Maturity Date (the “Floating Rate Period”), the Notes will bear interest at a floating rate per annum equal to Compounded SOFR (as defined below) plus 1.850%, as determined in arrears by the Calculation Agent (as defined below) in the manner described below. Such interest will be payable quarterly, in arrears, on April 27, 2033, July 27, 2033, October 27, 2033 and at the Maturity Date (each such date a “Floating Rate Interest Payment Date”). Compounded SOFR for each Interest Period will be calculated by the Calculation Agent in accordance with the formula set forth in Section 2.07 with respect to the Observation Period (as defined below) relating to such Interest Period.

During the Floating Rate Period, interest will be computed on the basis of the actual number of days in each Interest Period (or any other relevant period) and a 360-day year. The amount of accrued interest payable on the Notes for each Interest Period will be computed by multiplying (i) the outstanding principal amount of the Notes by (ii) the product of (a) the interest rate for the relevant Interest Period multiplied by (b) the quotient of the actual number of calendar days in the applicable Interest Period (or any other relevant period) divided by 360. The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application and will in no event be lower than zero.

The Calculation Agent will determine Compounded SOFR, the interest rate and accrued interest for each Interest Period in arrears as soon as reasonably practicable on or after the Interest Payment Determination Date (as defined below) for such Interest Period and prior to the relevant Interest Payment Date and will notify the Company (if the Company is not the Calculation Agent) of the Compounded SOFR, such interest rate and accrued interest for each Interest Period as soon as reasonably practicable after such determination, but in any event by the Business Day immediately prior to the Interest Payment Date. At the request of a Holder of the Notes, the Company will provide the Compounded SOFR, the interest rate and the amount of interest accrued with respect to any Interest Period, after the Compounded SOFR, such interest rate and accrued interest have been determined. The Calculation Agent’s determination of any interest rate, and its calculation of interest payments for any Interest Period during the Floating Rate Period, will be maintained on file at the Calculation Agent’s principal offices and will be provided in writing to the Trustee. All determinations made by the Calculation Agent shall, in the absence of manifest error, be conclusive for all purposes and binding on the Company and the Holders of the Notes.

2.07 Compounded SOFR. With respect to any Interest Period during the Floating Rate Period, “Compounded SOFR” will be determined by the Calculation Agent in accordance with the following formula (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.00000005, or 0.000005%, being rounded upwards):

where:

“SOFR IndexStart” means, for periods other than the initial Interest Period in the Floating Rate Period, the SOFR Index value on the preceding Interest Payment Determination Date, and, for the initial Interest Period in the Floating Rate Period, the SOFR Index value on the date that is two U.S. Government Securities Business Days before the first day of such initial Interest Period;

“SOFR IndexEnd” means the SOFR Index value on the Interest Payment Determination Date relating to the applicable Interest Payment Date (or in the final Interest Period, relating to the Maturity Date, or, in the case of the redemption of the Notes, relating to the applicable redemption date); and

“d” is the number of calendar days in the relevant Observation Period.

For purposes of determining Compounded SOFR,

“Interest Payment Determination Date” means the date two U.S. Government Securities Business Days before each Interest Payment Date (or in the final Interest Period, preceding the Maturity Date, or in the case of the redemption of the Notes, preceding the applicable redemption date, as the case may be).

“Observation Period” means, in respect of each Interest Period in the Floating Rate Period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such Interest Period to, but excluding, the date two U.S. Government Securities Business Days preceding the Interest Payment Date for such Interest Period (or in the final Interest Period, preceding the Maturity Date or, in the case of the redemption of the Notes, preceding the applicable redemption date).

“SOFR” means the daily secured overnight financing rate as provided by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the Federal Reserve Bank of New York (the “FRBNY”) (or a successor administrator of SOFR).

“SOFR Administrator’s Website” means the website of the SOFR Administrator, www.newyorkfed.org as of the date of this Fourth Supplemental Indenture, or any successor source.

“SOFR Index” means, with respect to any U.S. Government Securities Business Day:

(1)

the SOFR Index value as published by the SOFR Administrator as such index appears on the SOFR Administrator’s Website at 3:00 p.m. (New York time) on such U.S. Government Securities Business Day (the “SOFR Index Determination Time”); or

(2)

if a SOFR Index value does not so appear as specified in (1) above at the SOFR Index Determination Time, then: (i) if a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, Compounded SOFR shall be the rate determined pursuant to the “SOFR Index unavailable provisions” described below; or (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, Compounded SOFR shall be the rate determined pursuant to the “Effect of a Benchmark Transition Event” provisions described below in Section 2.09.

“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association or any successor organization recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Notwithstanding anything to the contrary in the Indenture or the Notes, if the Company or its designee determines on or prior to the relevant Reference Time (as defined below) that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to determining SOFR, then the benchmark replacement provisions set forth in Section 2.09 will thereafter apply to all determinations of the rate of interest payable on the Notes.

For the avoidance of doubt, in accordance with the benchmark replacement provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate for each Interest Period will be an annual rate equal to the sum of the Benchmark Replacement plus 1.850%.

2.08 SOFR Index Unavailable Provisions. If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Payment Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR” means, for the applicable Interest Period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the SOFR Administrator’s Website at https://www.newyorkfed.org/markets/treasury-repo-reference-rates-information, or any successor source. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If SOFR (“SOFRi”) does not so appear for any day, “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website.

2.09 Effect of Benchmark Transition Event.

(1)

Benchmark Replacement. If the Company or its designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark (as defined below) on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes in respect of such determination on such date and all determinations on all subsequent dates.

(2)

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Company or its designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

(3)

Decisions and Determinations. Any determination, decision or election that may be made by the Company or its designee pursuant to the benchmark replacement provisions described herein, including any determination with respect to tenor, rate or adjustment, or the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

•	will be conclusive and binding on the beneficial owners and Holders of the Notes, the Calculation Agent, the Paying Agent and the Trustee absent manifest error;

•	if made by the Company, will be made in the Company’s sole discretion;

•

if made by the Company’s designee (which may be the Company’s affiliate), will be made after consultation with the Company, and such designee (which may be the Company’s affiliate) will not make any such determination, decision or election to which the Company reasonably objects; and

•

notwithstanding anything to the contrary in the Indenture or the Notes, shall become effective without consent from beneficial owners or the Holders of the Notes, the Calculation Agent, the Paying Agent, the Trustee or any other party.

Any determination, decision or election pursuant to the benchmark replacement provisions shall be made by the Company or its designee (which may be the Company’s affiliate) on the basis as described above, and in no event shall the Calculation Agent, the Paying Agent, or the Trustee be responsible for making any such determination, decision or election.

As used in this “Effect of Benchmark Transition Event” section with respect to any Benchmark Transition Event and implementation of the applicable Benchmark Replacement and Benchmark Replacement Conforming Changes:

“Benchmark” means, initially, Compounded SOFR, as such term is defined in Section 2.07 above; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Company or its designee as of the Benchmark Replacement Date; provided that if the Benchmark Replacement cannot be determined in accordance with clause (1) below as of the Benchmark Replacement Date and the Company or its designee shall have determined that the ISDA Fallback Rate determined in accordance with clause (2) below is not an industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate Notes at such time, then clause (2) below shall be disregarded, and the Benchmark Replacement shall be determined in accordance with clause (3) below:

(1)

the sum of: (a) an alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(2)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

(3)

the sum of: (a) the alternate rate of interest that has been selected by the Company or its designee as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate Notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Company or its designee as of the Benchmark Replacement Date:

(1)

the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment; or

(3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company or its designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate Notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions or interpretations of Interest Period, the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors, and other administrative matters) that the Company or its designee decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company or its designee decides that adoption of any portion of such market practice is not administratively feasible or if the Company or its designee determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company or its designee determines is reasonably practicable).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including any daily published component used in the calculation thereof):

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1)

a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Calculation Agent” means the firm appointed by the Company prior to the commencement of the Floating Rate Period. The Company or an affiliate of the Company may assume the duties of the Calculation Agent. The institution serving as Paying Agent or Trustee shall have no obligation to serve as Calculation Agent.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. (“ISDA”), or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Index Determination Time, as such time is defined above, and (2) if the Benchmark is not Compounded SOFR, the time determined by the Company or its designee in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve Board and/or the FRBNY or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

So long as Compounded SOFR is required to be determined with respect to the Notes, there will at all times be a Calculation Agent during the Floating Rate Period. In the event that any then acting Calculation Agent shall be unable or unwilling to act, or that such Calculation Agent shall fail to duly establish Compounded SOFR for any Interest Period, or the Company proposes to remove such Calculation Agent, the Company will appoint another Calculation Agent (which may be the Company or any of the Company’s affiliates).

None of the Trustee, the Paying Agent and the Calculation Agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of SOFR or the SOFR Index, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or related Benchmark Replacement Date, (ii) to select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate or index have been satisfied, (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing.

None of the Trustee, the Paying Agent and the Calculation Agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Fourth Supplemental Indenture as a result of the unavailability of SOFR, the SOFR Index or other applicable Benchmark Replacement, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms of this Fourth Supplemental Indenture and reasonably required for the performance of such duties.

2.10 Amendment to Section 9.01 of the Original Indenture. Solely as it relates to the Notes, Section 9.01(j) of the Original Indenture is amended to replace “.” with “; or” and the following is added as Section 9.01(k) of the Indenture:

“(k) to reflect the occurrence of a Benchmark Transition Event, the selection of a Benchmark Replacement or any Benchmark Replacement Conforming Changes that have been made.”

2.11 No Additional Amounts. For the avoidance of doubt, in the event that any payment on the Notes by the Company or any Paying Agent is subject to withholding of United States federal income tax or other tax or assessment (as a result of a change in law or otherwise), neither the Company nor any Paying Agent shall pay additional amounts to Holders of the Notes.

2.12 Optional Redemption of the Notes. The provisions of Article XI of the Indenture shall apply to the Notes, as supplemented or amended by this Section 2.12. The Notes will be redeemable at the Company’s option, in whole or in part, at any time and from time to time, on or after July 26, 2023 (180 days from January 27, 2023) (or, if additional Notes are issued after January 27, 2023, beginning 180 days after the issue date of such additional Notes), and prior to the First Par Call Date (as defined below), at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed discounted to the redemption date (assuming the Notes matured on the First Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 25 basis points, less (b) interest accrued on the Notes to the date of redemption; and

•	100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

On the First Par Call Date, the Notes will be redeemable at the Company’s option, in whole, but not in part, at a redemption price equal to 100% of the aggregate principal amount of the Notes, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

On and after October 29, 2033 (90 days prior to the Maturity Date), the Notes will be redeemable, in whole or in part, at any time and from time to time, at the Company’s option at a redemption price equal to 100% of the aggregate principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

If the Company redeems Notes at its option, then (a) notwithstanding the foregoing, installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a redemption date for the Notes will be payable on that Interest Payment Date to the registered Holders thereof as of the close of business on the relevant record date according to the terms of the Notes and the Indenture and (b) the redemption price will, if applicable, be calculated on the basis of a 360-day year consisting of twelve 30-day months.

“First Par Call Date” means January 27, 2033 (the date that is one year prior to the Maturity Date).

“Treasury Rate” the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable:

(1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the First Par Call Date (the “Remaining Life”); or

(2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the First Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or

(3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life.

For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the First Par Call Date, as applicable. If there is no United States Treasury security maturing on the First Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the First Par Call Date, one with a maturity date preceding the First Par Call Date and one with a maturity date following the First Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the First Par Call Date. If there are two or more United States Treasury securities maturing on the First Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

2.13 No Sinking Fund. There will be no sinking fund for the Notes. The Notes will not be subject to repayment at the option of the Holder thereof.

2.14 Defeasance and Covenant Defeasance. The Company hereby elects, pursuant to Section 13.01 of the Indenture, to make Sections 13.02 and 13.03 thereof applicable to the Notes.

2.15 Additional Notes. The amount of Notes that the Company can issue under the Indenture is unlimited. The Company will issue the Notes in the initial aggregate principal amount of $1,000,000,000. However, the Company may, without consent of any Holder and without notifying any Holder, create and issue further notes, which notes may be consolidated and form a single series with the Notes established in this Fourth Supplemental Indenture and may have the same terms as to interest rate, maturity, covenants or otherwise; provided that if any such additional notes are not fungible with the Notes for U.S. federal income tax purposes, such additional notes will have a separate CUSIP or other identifying number. For the avoidance of doubt, any such notes consolidated and forming a single series with any series of Notes established hereunder may have different terms as the then-outstanding Notes of such series as to issue date, issue price, initial Interest Payment Date, initial Interest Period and initial date of interest accrual.

2.16 Registrar and Paying Agent. The Place of Payment in respect of the Notes shall be at the office or agency of the Company maintained for such purpose in the City of New York, State of New York, which shall initially be the office or agency of the Paying Agent in The City of New York, State of New York, which, at the date hereof is located at 240 Greenwich Street, New York, New York 10286. The Paying Agent for the Notes shall initially be The Bank of New York Mellon. Payment of the principal of and any interest on the Notes will be made in coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

SECTION 3 MISCELLANEOUS.

3.01 Continuing Agreement. All terms, provisions and conditions of the Indenture, all Exhibits thereto and all documents executed in connection therewith, as amended and supplemented by this Fourth Supplemental Indenture, shall continue in full force and effect and shall remain enforceable and binding in accordance with their terms, and this Fourth Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent provided for herein and therein.

3.02 Conflicts; Trust Indenture Act.

In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Fourth Supplemental Indenture, then the terms and conditions of this Fourth Supplemental Indenture shall prevail. If any provision of this Fourth Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Fourth Supplemental Indenture by the Trust Indenture Act, the required provision shall control. If any provision of this Fourth Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to this Fourth Supplemental Indenture as so modified or to be excluded, as the case may be.

3.03 Counterpart Originals; Electronic Signatures.

The parties may sign any number of copies of this Fourth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. As provided in the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), this instrument may be executed by facsimile signature or other electronic signature complying with such Act.

3.04 Headings, etc.

The headings and sub-headings of the Sections of this Fourth Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

3.05 Governing Law. This Fourth Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

3.06 Trustee.

The recitals and statements herein are deemed to be those of the Company and not of the Trustee. The Trustee makes no representation as to the validity or sufficiency of this Fourth Supplemental Indenture.

3.07 FATCA.

In order to comply with sections 1471 – 1474 of the Internal Revenue Code, including regulations promulgated thereunder, (“FATCA”) or an intergovernmental agreement, including any related guidance or legislation, implementing FATCA (collectively, “Applicable Law”) that a foreign financial institution, issuer, paying agent, holder of the Securities or other institution is or has agreed to be subject to related to this Fourth Supplemental Indenture, (i) to the extent the Company has in its possession sufficient information about holders or other applicable parties and/or transactions (including any modification to the terms of such transactions) relating to Applicable Law, the Company agrees to provide to the Trustee any such information that is reasonably requested by the Trustee for the Trustee’s determination as to any tax related obligations under Applicable Law, and (ii) the Company agrees that the Trustee shall be entitled to make any withholding or deduction from payments under this Fourth Supplemental Indenture to the extent necessary to comply with Applicable Law for which the Trustee shall not have any liability.

[Remainder of this page left intentionally blank, signatures appear on the following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, as of the date and year first above written.

M&T BANK CORPORATION

By:	/s/ Ayan Dasgupta
Name: Ayan Dasgupta
Title: Executive Vice President

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Stacey B. Poindexter
Name: Stacey B. Poindexter
Title: Vice President

[Signature Page to Fourth Supplemental Indenture]

EXHIBIT A

Form of Note